Exhibit (4)(b)(3)

XEROX CORPORATION,

as Issuer,

EACH OF THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of [            ]

to Indenture dated as of June 25, 2003

XEROX CORPORATION

RECONCILIATION AND TIE BETWEEN TRUST

INDENTURE ACT OF 1939 AND INDENTURE

Trust Indenture Act Section		Indenture Section
310	(a)(1)	707
	(a)(2)	707
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	N.A.
	(b)	704, 708(d)
	(c)	N.A.
311	(a)	704
	(b)	704
	(c)	N.A.
312	(a)	801
	(b)	207,801
	(c)	801
313	(a)	201,802
	(b)	802
	(c)	206,701,802
	(d)	802
314	(a)	203,1105,1114
	(b)	N.A.
	(c)(1)	203
	(c)(2)	203
	(c)(3)	N.A.
	(d)	N.A.
	(e)	203
	(f)	N.A.
315	(a)	702
	(b)	206,701,702
	(c)	702
	(d)	702
	(e)	603, 708(d)
316	(a)(last sentence)	N.A.
	(a)(1)(A)	612
	(a)(1)(B)	613
	(a)(2)	N.A.
	(b)	608
	(c)	1102
317	(a)(1)	603
	(a)(2)	604
	(b)	417
318	(a)	213

N.A. means not applicable.

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Supplemental Indenture.

TABLE OF CONTENTS

Page
PARTIES	1
RECITALS OF THE COMPANY	1

ARTICLE ONE

APPLICATION OF SUPPLEMENTAL INDENTURE

SECTION 101.	Application of This Supplemental Indenture	2
SECTION 102.	Effect of Supplemental Indenture	2

ARTICLE TWO

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

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Page

ARTICLE THREE

RESERVED

ARTICLE FOUR

RESERVED

ARTICLE FIVE

SATISFACTION AND DISCHARGE

SECTION 501.	Satisfaction and Discharge of Indenture.	38
SECTION 502.	Application of Trust Money.	39

ARTICLE SIX

REMEDIES

ARTICLE SEVEN

THE TRUSTEE

-ii-

ARTICLE EIGHT

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

SECTION 801.	Disclosure of Names and Addresses of Holders; Holders’ List.	52
SECTION 802.	Reports by Trustee.	53

ARTICLE NINE

MERGER, CONSOLIDATION AND SALE OF ASSETS

SECTION 901.	Company May Consolidate, etc., Only on Certain Terms.	53
SECTION 902.	Successor Substituted.	54

ARTICLE TEN

SUPPLEMENTAL INDENTURES

SECTION 1001.	Supplemental Indentures Without Consent of Holders.	55
SECTION 1002.	Supplemental Indentures and Waivers With Consent of Holders.	56
SECTION 1003.	Execution of Supplemental Indentures.	57
SECTION 1004.	Effect of Supplemental Indentures.	57
SECTION 1005.	Conformity with Trust Indenture Act.	57
SECTION 1006.	Reference in Notes to Supplemental Indentures.	57
SECTION 1007.	Notice of Supplemental Indentures.	58
SECTION 1008.	Record Date.	58

ARTICLE ELEVEN

COVENANTS

SECTION 1101.	Payment of Principal, Premium, if any, and Interest.	58
SECTION 1102.	Maintenance of Office or Agency.	58
SECTION 1103.	Money for Note Payments to Be Held in Trust.	59
SECTION 1104.	Corporate Existence.	60
SECTION 1105.	Statement by Officers as to Compliance.	60
SECTION 1106.	Purchase of Notes Upon a Change of Control.	60
SECTION 1107.	Limitation on Incurrence of Additional Indebtedness.	62

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ARTICLE TWELVE

RESERVED

ARTICLE THIRTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301.	Company’s Option to Effect Legal Defeasance or Covenant Defeasance.	80
SECTION 1302.	Legal Defeasance and Discharge.	80
SECTION 1303.	Covenant Defeasance.	81
SECTION 1304.	Conditions to Legal Defeasance or Covenant Defeasance.	81
SECTION 1305.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.	82
SECTION 1306.	Reinstatement.	83

ARTICLE FOURTEEN

GUARANTEE OF NOTES

SECTION 1401.	Guarantee.	83
SECTION 1402.	Execution and Delivery of Guarantee.	85
SECTION 1403.	Limitation of Guarantee.	85
SECTION 1404.	Waiver of Subrogation.	86
SECTION 1405.	Release of Guarantee.	86

Exhibits

EXHIBIT A	Note Guarantee	A-1

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SECOND SUPPLEMENTAL INDENTURE, dated as of [            ] (the “Supplemental Indenture”), by and among XEROX CORPORATION, a corporation duly organized and existing under the laws of the State of New York (herein called, the “Company”), having its principal office at 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904, the Guarantors listed on the signature page hereto (the “Guarantors”) and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as trustee (herein called, the “Trustee”) to the Indenture, dated as of June 25, 2003 between the Company and the Trustee (the “Base Indenture” and as supplemented by this Supplemental Indenture, in respect of the Notes, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee entered into the Base Indenture to provide for the issuance from time to time of unsecured debentures, notes, bonds or other evidences of indebtedness (including instruments in global, temporary or definitive form) to be issued in one or more series (hereinafter called the “Securities”) as the Base Indenture provides;

WHEREAS, Section 9.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 2.02 of the Base Indenture, and to provide for the issuance of any series of Securities, as permitted by Section 3.01 of the Base Indenture, and to set forth the terms thereof;

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture to provide for the guarantee of Securities by the Guarantors as evidenced by the notation of guarantee substantially in the form of Exhibit C hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;

WHEREAS, this Supplemental Indenture shall be subject to and governed by the provisions of the Trust Indenture Act; and

WHEREAS, the execution of this Supplemental Indenture has been duly authorized by the Board of Directors of the Company and the Guarantors and all things necessary to make this Supplemental Indenture a valid, binding and legal instrument according to its terms have been done and performed;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

APPLICATION OF SUPPLEMENTAL INDENTURE

SECTION 101. Application of This Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 102 below, are expressly and solely for the benefit of the Holders of the Notes and the Guarantees.

SECTION 102. Effect of Supplemental Indenture.

With respect to the Notes (and any Guarantee endorsed thereon) only, the Base Indenture shall be supplemented pursuant to Section 9.01 thereof as set forth in this Supplemental Indenture, including as follows:

(a) Definitions. The definitions and other provisions of general application set forth in Section 1.01 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 201 of this Supplemental Indenture;

(b) Provisions of General Application and Security Forms. Sections 1.02 through 1.15 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Two of this Supplemental Indenture;

(c) Transfer and Exchange. The provisions of Article Three of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Four of this Supplemental Indenture;

(d) Covenants. The provisions of Article Five of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Eleven of this Supplemental Indenture;

(e) Holders Lists and Reports by Trustee and Company. The provisions of Article Six of the Base Indenture are deleted and replaced in their entirety by Article Eight of this Supplemental Indenture;

(f) Remedies. The provisions of Article Seven of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Six of this Supplemental Indenture;

(g) The Trustee. The provisions of Article Eight of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Seven of this Supplemental Indenture;

(h) Amendments and Waivers. The provisions of Article Nine of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Ten of this Supplemental Indenture;

(i) Consolidation, Merger, Sale of Assets. The provisions of Article Ten of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Nine of this Supplemental Indenture;

(j) Satisfaction and Discharge. The provisions of Article Eleven of the Base Indenture are deleted and replaced in their entirety by the provisions of Article Five of this Supplemental Indenture;

(k) Immunity of Incorporators, Stockholders, Officers and Directors. The provisions of Article Twelve of the Base Indenture are deleted in their entirety; and

(l) Meetings of Holders of Securities. The provisions of Article Thirteen of the Base Indenture are deleted in their entirety.

The provisions of Articles Thirteen and Fourteen of this Supplemental Indenture shall supplement the Base Indenture.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (a) through (m) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any Guarantee endorsed thereon).

ARTICLE TWO

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 201. Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of property or assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Act,” when used with respect to any Holder, has the meaning specified in Section 205.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent Members” has the meaning specified in Section 412.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person, other than (i) in the ordinary course of business or (ii) any transaction or series of related transactions involving aggregate consideration (other than Qualified Capital Stock) of $100.0 million or less.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of up to $25.0 million, (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in accordance with and as permitted by Section 901, (c) any Restricted Payment permitted by Section 1108 or that constitutes a Permitted Investment, (d) the sale, lease, conveyance, disposition or other transfer of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a Person which is not a Subsidiary pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any Subsidiary of the Company with a Lien on such assets, which Lien is permitted under this Supplemental Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law, (e) a disposition of obsolete or worn out property or property that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries, (f) the discounting or compromising by the Company or any Restricted Subsidiary for less than the face value thereof of notes or accounts receivable in order to resolve disputes that occur in the ordinary course of business and not in connection with a factoring or financing transaction and (g) for purposes of clauses (1) and (2) of Section 1109(a) only, any disposition, sale or transfer of property or assets that are part of the Business Effectiveness Actions.

“Asset Sale Agreement” has the meaning specified in Section 1109.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Base Indenture” has the meaning provided in the first paragraph hereto.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Business Effectiveness Actions” means (a) the Third-Party Vendor Financing Program, including the creation and maintenance of joint ventures in furtherance thereof (including Xerox Capital Services, LLC), (b) the outsourcing of manufacturing activities, including transfers and closings of any related manufacturing sites, offices or other real property or assets and the creation and maintenance of joint ventures in furtherance thereof, (c) transfers of assets related to the SOHO business, (d) deployment of, and transition to, a “distributor” model in the “Developing Markets Operations” or other markets outside North America pursuant to which the Company or any of its Subsidiaries’ products or services, or any receivables relating to any thereof, would be sold or disposed of to third-party vendors or any other Person, including transfers of offices, equipment and real estate relating to such markets and the creation and maintenance of joint ventures in furtherance thereof, (e) the following types of transactions in respect of research and development and intellectual property of the Company and its Subsidiaries: (i) the creation of IP Companies, whether alone or with third parties, (ii) the transfer of assets of, or Capital Stock in, any IP Company, (iii) the transfer to any IP Company of any offices, real property, equipment or other tangible assets relating to the business of the applicable IP Company and (iv) the transfer to any IP Company of intellectual property; provided that the terms of any such transfer pursuant to this clause (e)(iv) do not restrict in any material manner the ability of the Company and its Subsidiaries to utilize any such intellectual property that is material to the production or office businesses of the Company and its Subsidiaries and, where ownership of such intellectual property is transferred to any IP Company by the Company or any of its Subsidiaries, all rights (if any) of the Company or any of its Subsidiaries to use such intellectual property are evidenced by a license or other agreement that in no event shall include any transfer of ownership of the “Xerox” name, and (f) to the extent not covered in clause (a), (b), (c), (d) or (e) above, charges relating to cost reduction initiatives or measures relating to workforce reductions.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Markets Debt” means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Securities Act or outside the United States pursuant to Regulation S of the Securities Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Securities Act.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or the government of any Eligible Jurisdiction or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper and other securities maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any Eligible Jurisdiction or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Certificated Note” means a definitive Note registered in physical certificated form.

“Change of Control” means the occurrence of one or more of the following events:

(1) any “person,” including its affiliates and associates, other than the Company, its Subsidiaries or the Company’s or such Subsidiaries’ employee benefit plans, or any “group” files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the “beneficial owner” of 50% or more of the combined voting power of the Company’s Capital Stock or other Capital Stock into which the Company’s Common Stock is reclassified or changed, with certain exceptions having ordinary power to elect directors, or has the power to, directlyor indirectly, elect managers, trustees or a majority of the members of the Company’s Board of Directors;

(2) there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Common Stock would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger; or

(3) the Company is dissolved or liquidated.

For purposes of this Change of Control definition:

(i) “person” or “group” has the meaning given to it for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

(ii) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Supplemental Indenture; and

(iii) the number of shares of the Company’s voting stock outstanding will be deemed to include, in addition to all outstanding shares of the Company’s voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the Change of Control determination is being made, all unissued shares deemed to be held by all other persons.

“Change of Control Offer” has the meaning specified in Section 1106(a).

“Change of Control Payment Date” has the meaning specified in Section 1106(b).

“Code” has the meaning specified in Section 414.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on January 17, 2002 or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Company” means the Person named as the “Company” in the first paragraph hereto, until a successor Person shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Company” shall mean such successor Person.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by its Chairman, any Vice Chairman, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP (without duplication), of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, or nonrecurring gains or losses, taxes attributable to Asset Sales and taxes attributable to discontinued operations);

(b) Consolidated Fixed Charges; and

(c) Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness, without duplication, as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges”:

(1) for purposes of determining the numerator (but not the denominator) of this “Consolidated Fixed Charge Coverage Ratio,” interest income determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date;

(2) for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date; and

(3) notwithstanding clause (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the amount of all dividends on any series of Preferred Stock of such Person and its Restricted Subsidiaries paid, declared or accrued during such period multiplied, to the extent such dividend payments are not otherwise a deduction to such Person’s federal income tax liabilities by a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that portion attributable to Capitalized Lease Obligations in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any other Person, other than a Restricted Subsidiary of the referent Person, joint ventures described in the definition of “Permitted Joint Venture Investments” and any joint ventures in which the Company or any Restricted Subsidiary is a party that exists as of January 17, 2002, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) after-tax income or loss attributable to discontinued operations; and

(6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

For purposes of determining the Consolidated Fixed Charge Coverage Ratio only, any loss, charge or cost attributable to the Business Effectiveness Actions shall also be excluded, provided that any loss, charge or cost described in clause (f) of the definition of Business Effectiveness Actions shall be so excluded only to the extent it is non-cash.

“Consolidated Net Worth” means, at any time, as to a given entity (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding Capital Stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative transaction adjustments, (iii) any unappropriated surplus reserves, (iv) any net unrealized appreciation of equity investment, and (v) minorities’ interests in equity of subsidiaries, less (b) treasury stock, plus (c) in the case of the Company, $600.0 million.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation and amortization of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Convertible Subordinated Debentures” means the 3.625% Convertible Subordinated Debentures due 2018 of the Company.

“Convertible Trust Preferred Securities” means the $650.0 million aggregate liquidation amount of 8% Convertible Trust Preferred Securities of Xerox Capital Trust I and the $1,035.0 million aggregate liquidation amount of 7½% Convertible Trust Preferred Securities of Xerox Capital Trust II, in each case, as in effect on January 17, 2002.

“Corporate Trust Office” means a corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Supplemental Indenture is located at Sixth Street and Marquette Avenue, Minneapolis, MN 55479, Attn: Corporate Trust Services, Jane Schweiger and an office of an agent of the Trustee located at c/o The Depository Trust Company, 1st Floor, TADS Department, 55 Water Street, New York, New York 10041.

“Covenant Defeasance” has the meaning specified in Section 1303.

“Credit Agreement” means the Credit Agreement, dated as of June 19, 2003, among the Company, the lenders party thereto in their capacities as lenders thereunder and the agents named therein, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 1107) or adding Restricted Subsidiaries of the Company as additional borrowers or collateral guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indenture or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with related documents thereto (including, without limitation, any guaranty agreements and security documents).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” means the Trustee, in its capacity as custodian for the Depository or its nominee.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 408.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an Asset Sale or Change of Control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an Asset Sale or Change of Control) on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Eligible Jurisdiction” means any country in the European Union (as it exists on the Issue Date) or Switzerland.

“Event of Default” has the meaning specified in Section 601.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Finance SPE” means (a) any Receivables SPE and (b) any Restricted Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrence of Capital Markets Debt by the Company or any Restricted Subsidiary or any equity issuance by the Company or any Restricted Subsidiary (including the issuance of any Preferred Stock), (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with no more than an amount equal to the cash proceeds received by such Finance SPE from such transaction; provided that such transaction does not constitute or create Indebtedness secured by a Lien that is not permitted by Section 1112.

“Financing Subsidiary” has the meaning specified in Section 1113 of this Supplemental Indenture.

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated or formed in a jurisdiction other than the United States or a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Global Note” means each Note in global from issued under this Supplemental Indenture, substantially in the form set forth in Exhibit B-1, in the case of Seven Year Notes, and Exhibit B-2, in the case of Ten Year Notes, attached hereto.

“Global Note Legend” means the legend in the form set forth in Exhibit A attached hereto, which is required to be placed on all Global Notes issued under the Indenture.

“Guarantee” means any guarantee of the Notes by a Guarantor.

“Guarantor” means each of the Company’s Restricted Subsidiaries that has agreed or in the future agrees to be bound by the terms of this Supplemental Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Supplemental Indenture.

“Holder” with respect to any series of Notes means a Person in whose name a Note of such series is registered in a Security Register.

“Indebtedness” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days);

(5) all indebtedness for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit supporting obligations not for money borrowed entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured;

(8) all indebtedness under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person or any Preferred Stock of such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes of this Supplemental Indenture, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Supplemental Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof.

For purposes of determining compliance with Section 1107, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness. Notwithstanding any other provision of Section 1107, the maximum amount of

Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to Section 1107 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

“Indenture” has the meaning specified in the first paragraph hereto.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee of Indebtedness) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, or any keep-well agreement of any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair marketvalue of the Common Stock of such Restricted Subsidiary not sold or disposed of. If the Company designates any of its Subsidiaries to be an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment on the date of such designation equal to the Designation Amount determined in accordance with the definition of “Unrestricted Subsidiary.”

“Investment Grade Status”, with respect to the Company, shall occur when the Notes have both (i) a rating of “BBB-” or higher from S&P and (ii) a rating of “Baa3” or higher from Moody’s, and each such rating shall have been published by the applicable agency.

“IP Company” means any Person, whether now existing or hereafter formed, in which the Company or any of its Restricted Subsidiaries owns or acquires any Capital Stock, which Person (a) has as its primary business one or more of the following: (i) research and development, (ii) the generation or management of intellectual property or (iii) the commercialization or maximization of the value of intellectual property developed by or transferred to such

Person by one or more of the Company or any of its Restricted Subsidiaries, and activities incidental thereto, and (b) has no other significant business; provided that each of the following Persons and its Subsidiaries shall be deemed to be an IP Company: (i) Palo Alto Research Center Incorporated, (ii) Integic Corporation, (iii) ScanSoft, Inc., (iv) Telesensory Corporation, (v) dpiX, LLC, (vi) ContentGuard Holdings, Inc., (vii) InXight Software, Inc. and (viii) Gyricon, LLC.

“Issue Date” means, with respect to each series of Notes, the date of original issuance of that series of Notes.

“Legal Defeasance” has the meaning specified in Section 1302.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity Date” means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3) repayment of Indebtedness and any accrued interest and premium that is secured by the property or assets that are the subject of such Asset Sale;

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Net Proceeds Offer” has the meaning specified in Section 1109.

“Net Proceeds Offer Amount” has the meaning specified in Section 1109.

“Net Proceeds Offer Payment Date” has the meaning specified in Section 1109.

“Net Proceeds Offer Trigger Date” has the meaning specified in Section 1109.

“Non-Guarantor Subsidiary” means any Subsidiary of the Company that is not a Guarantor.

“Notes” means all Securities issued after the date of this Supplemental Indenture.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the chief executive officer, the president or any vice president and the chief financial officer, the treasurer, any assistant treasurer or the controller of such Person that shall comply with applicable provisions of this Supplemental Indenture and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an officer, counsel or employee of the Company, and who shall be reasonably acceptable to the Trustee.

“Outstanding,” when used with respect to any series of Notes, means, as of the date of determination, all Notes of such series theretofore authenticated and delivered under the Indenture, except:

(i) Notes of such series theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes of such series, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if Notes of such series are to be redeemed, notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes of such series, except to the extent provided in Sections 1302 and 1303, with respect to which the Company has effected Legal Defeasance and/or Covenant Defeasance as provided in Article Thirteen with respect to such series of Notes; and

(iv) Notes of such series in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes of any series of Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder, and for the purpose of making the calculations required by Section 313 of the Trust Indenture Act, Notes of such series owned by the Company or any other obligor upon the Notes of such series or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes of such series which the Trustee actually knows to be so owned shall be so disregarded. Notes of a series so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon such Notes or any Affiliate of the Company or such other obligor.

“Pari Passu Indebtedness” means any Indebtedness of the Company that is not subordinated to the Notes.

“Paying Agent” means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any, on) or interest on any Notes on behalf of the Company.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes of the series being issued for which compliance with Section 1107 is being confirmed.

(2) Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including, without limitation, in connection with the Business Effectiveness Actions) so long as the proceeds thereof are not used, directly or indirectly, to finance an Asset Acquisition or to make a Restricted Payment (other than a Permitted Investment) or to effect a refinancing of Indebtedness or Capital Stock (other than Refinancing Indebtedness incurred to Refinance any Indebtedness originally permitted to be incurred under this clause (2));

(3) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $4.75 billion;

(4) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(5) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company or its Restricted Subsidiaries from fluctuations in interest rates on outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(6) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above); provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(8) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company and subject to no Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above); provided that if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and operating leases, trade contracts and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(11) Indebtedness incurred in connection with the Third-Party Vendor Financing Program or any Qualified Receivables Transaction; provided that any Liens on such Indebtedness are permitted by Section 1112;

(12) any guarantee by the Company or a Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness would otherwise be permitted to be incurred under the Indenture and such guarantee is otherwise not prohibited by the Indenture and Section 1113(a), to the extent applicable to such guarantee, is complied with;

(13) Indebtedness arising from guarantees of Indebtedness of the Company or any Restricted Subsidiary or the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets, Subsidiary or Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by the Company and/or such Restricted Subsidiary in connection with such disposition;

(14) the issuance of shares of Disqualified Capital Stock by the Company to a Restricted Subsidiary of the Company; provided, however, that (a) any subsequent issuance or transfer that results in any such Disqualified Capital Stock being held by a Person other than a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Disqualified Capital Stock to a Person that is not a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such Disqualified Capital Stock by the Company that was not permitted by this clause (14);

(15) obligations incurred in the ordinary course of business and not for money borrowed (for example, repurchase agreements) to purchase securities or other property,

if such obligations arise out of or in connection with the sale of the same or similar securities or properties;

(16) obligations to deliver goods or services in consideration of advance payments therefor;

(17) Indebtedness consisting of take-or-pay obligations contained in supply contracts entered into in the ordinary course of business;

(18) Refinancing Indebtedness; and

(19) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

For purposes of determining compliance with Section 1107 of this Supplemental Indenture, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 1107(a), the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with Section 1107. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause, and in part under any one or more of the clauses listed above, or to Section 1107(a); provided that the Company would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or clauses, as the case may be, or Section 1107(a), as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount or other discounts or premiums, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock and any other changes in reported Indebtedness required by GAAP and other non-cash changes in Indebtedness due to fluctuations in interest rates, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of Section 1107.

“Permitted Investment Intermediate Ratings Condition” means the condition that the Company’s senior unsecured debt is rated at least “BB” by S&P and “Ba2” by Moody’s.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company;

(3) Investments in cash in (a) euros or dollars and Cash Equivalents or, to the extent determined by the Company or a Foreign Subsidiary in good faith to be necessary for local working capital requirements and operational requirements of the Foreign Subsidiaries, other cash and cash equivalents denominated in the currency of any jurisdiction which are, as determined in good faith by the Company or such Foreign Subsidiary, necessary or desirable for reasonable business purposes and, in the case of cash equivalents, are otherwise substantially similar to the items specified in the definition of “Cash Equivalents,” and (b) cash and Cash Equivalents denominated in the currency of the jurisdiction of organization or place of business of a Foreign Subsidiary that are otherwise substantially similar to items specified in the definition of “Cash Equivalents,” except that if such jurisdiction prohibits the repatriation of working capital to the United States, any specific rating required in the definition of “Cash Equivalents” shall be deemed to be satisfied if such Investments have, at the time of the acquisition, the highest rating from any rating agency of any Investments available to be issued in such currency; provided that the aggregate amount of Investments made pursuant to this clause (3)(b) shall not exceed the equivalent of $50.0 million at any time outstanding;

(4) loans and advances to employees and officers of the Company and its Subsidiaries to purchase Capital Stock of the Company for bona fide business purposes;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with this Supplemental Indenture;

(6) additional Investments having an aggregate fair market value, taken together with all other Investments made or deemed to be made pursuant to this clause (6) that are at that time outstanding, not to exceed $750.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, work-out or insolvency of such trade creditors or customers or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with any sale or other transfer of assets, to the extent applicable, in compliance with Section 1109 of this Supplemental Indenture;

(9) Permitted Joint Venture Investments;

(10) receivables owing to the Company or any Restricted Subsidiary or other trade credit provided by the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(12) stock, obligations or securities received as security for, or in settlement of, debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

(13) Investments relating to purchase or acquisition of products from vendors, manufacturers or suppliers in the ordinary course of business;

(14) Investments owned by the Company and any Restricted Subsidiary existing on the Issue Date, any extension or renewal thereof that does not increase the principal amount thereof (other than to reflect any accrued interest, dividends or other amounts with respect thereto and any expenses incurred in connection with such extension or renewal) and conversions of any such debt Investments into equity Investments and contributions or other transfers of such Investments to the Company or any of its Restricted Subsidiaries (other than for cash);

(15) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(16) any Investment by Ridge Re of cash that may legally be made by a Bermuda insurance company; and

(17) Investments made by the Company or any Subsidiary at any time the Permitted Investment Covenant Intermediate Ratings Condition is satisfied; provided that on any Reinstatement Date, Investments made at any time that the Permitted Investment Intermediate Ratings Condition was satisfied that are not of the type described in any of clauses (1) through (5) and (7) through (16) of this definition (such Investments, “Excess Investments”) shall be deemed to have been made and shall be applied to reduce (A) the amount of Investments available to be made on and after the Reinstatement Date pursuant to clause (6) of this definition and/or (B) the amount of Restricted Payments available to be made after the Reinstatement Date under clause (iii) of Section 1108(a); provided further that the Company shall have the exclusive right to allocate and choose the order in which Excess Investments are applied under clauses (A) and/or (B) above; provided that such reductions by themselves shall not cause the amount available at any time to be made either as Investments pursuant to clause (6) of this definition or Restricted Payments pursuant to clause (iii) of Section 1108(a) to be reduced to below an amount equal to $75.0 million per calendar year in each case; provided further that such amount shall be prorated only for the number of calendar days between the Reinstatement Date and the earlier of (A) the end of the calendar year in which the Reinstatement Date occurs and (b) the maturity of the Notes of the applicable series.

“Permitted Joint Venture Investments” means any Investment (A) in a joint venture, partnership or other arrangement with a Person or Persons to the extent necessary or desirable, as determined by the Company, to (x) facilitate, or as contemplated by, the Business Effectiveness Actions or (y) facilitate Qualified Receivables Transactions and (B) in Fuji Xerox Co., Limited.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 407 in exchange for a mutilated security or in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or arrangement or series of transactions or arrangements entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivable or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of receivables, leases or other financial assets, including financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of the Company or any of its Subsidiaries arising in connection with or otherwise related to such transaction, (c) any promissory note issued by the Company or any of its Subsidiaries evidencing the repayment of amounts directly or indirectly distributed to the Company or any of its Subsidiaries from any such accounts and (d) any assets of or Capital Stock or any warrants, options or other rights to acquire Capital Stock in each and any Receivables SPE used to facilitate such transaction, provided that such transaction or arrangement does not constitute or create Indebtedness secured by a Lien that is not permitted by Section 1112.

“Receivables SPE” means a Restricted Subsidiary that is a special purpose entity that (a) borrows against receivables or purchases, leases or otherwise acquires receivables or transfers receivables to one or more third-party purchasers or another Receivables SPE in connection with a Qualified Receivables Transaction, (b) engaged in other activities that are necessary or desirable to effectuate the activities described in the definitions of “Qualified Receivables Transaction” or “Third-Party Vendor Financing Program,” or (c) is established or then used solely for the purpose of, and has no business other than, owning a Receivables SPE, servicing receivables owned by a Receivables SPE, owning or holding title to the property or assets giving rise to such receivables or any activities incidental thereto (including those described in the definitions of “Qualified Receivables Transaction” or “Third-Party Vendor Financing Program”).

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to the Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Reference Date” has the meaning specified in Section 1108.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness permitted by Section 1107 of this

Supplemental Indenture (other than pursuant to clauses (3), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15), (16), (17) or (19) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of (i) any premium required to be paid under the terms of the instrument governing such Indebtedness, (ii) accrued interest on the Indebtedness being Refinanced and (iii) reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Regular Record Date” for the interest payable on any Interest Payment Date means the June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Reinstatement Date” means, after the satisfaction of the Permitted Investment Intermediate Ratings Condition, the first date on which the Permitted Investment Intermediate Ratings Condition is no longer satisfied.

“Replacement Assets” has the meaning specified in Section 1109.

“Responsible Officer”, when used with respect to the Trustee, means the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Payments” has the meaning specified in Section 1108.

“Restricted Payments Basket” has the meaning specified in Section 1108.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Reversion Date” has the meaning set forth in Section 1115 of this Supplemental Indenture.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Securities” has the meaning specified in the recitals to this Supplement Indenture.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Register” and “Security Registrar” have the respective meanings specified in Section 405.

“Series B Convertible Preferred Stock” means the 10.0 million shares of Series B Convertible Preferred Stock of the Company issued to the Company’s Employee Stock Ownership Plan Trust, as in effect on January 17, 2002.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02 of Regulation S-X under the Exchange Act as such Regulation is in effect on January 17, 2002.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 408.

“Specified Redemption” has the meaning set forth in Section 1201 of this Supplemental Indenture.

“Specified Redemption Date” has the meaning set forth in the definition of “Treasury Rate.”

“Specified Subsidiary” means any Subsidiary of the Company from time to time having a Consolidated Net Worth Amount of at least $100.0 million; provided, however, that each of Xerox Financial Services, Inc., Xerox Credit Corporation and any other Subsidiary principally engaged in any business or businesses other than development, manufacture and/or marketing of (x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services) shall be excluded as a “Specified Subsidiary” of the Company.

“Stated Maturity” when used with respect to any Indebtedness or any installment of interest thereon means the dates specified in such Indebtedness as the fixed date on which the principal of or premiums on such Indebtedness or such installment of interest is due and payable, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated or junior in right of payment to the Notes.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Supplemental Indenture” has the meaning specified in the first paragraph hereto.

“Surviving Entity” has the meaning specified in Section 901(a) of this Supplemental Indenture.

“Suspended Covenants” means the covenants and provisions contained in Sections 1107, 1108, 1109, 1110 and 1111 of this Supplemental Indenture.

“Suspension Period” has the meaning specified in Section 1115 of this Supplemental Indenture.

“Synthetic Purchase Agreement” shall mean any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any payment the amount of which is determined by reference to a derivative agreement that relates to the price or value at any time of any Capital Stock of the Company; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any Subsidiary (or to their heirs or estates or successors or assigns) shall be deemed to be a Synthetic Purchase Agreement.

“Third-Party Vendor Financing Program” means any arrangement by the Company or any Restricted Subsidiary of third-party vendor financing directly or indirectly for customers of the Company or any Restricted Subsidiary, including (a) the sale of a financing business, (b) transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other receivables, (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of receivables wherein a third-party financier makes loans to Restricted Subsidiaries that are Finance SPEs in respect of receivables generated by the Company or any Restricted Subsidiary, whether generated prior to or during such arrangements and whether the relevant transaction is consolidated balance sheet (including the Program Agreement dated as of October 21, 2002 between General Electric Capital Corporation, the Company, Xerox Lease Funding, LLC and Xerox Lease Equipment LLC as thereafter amended, modified or supplemented from time to time and any Qualified Receivables Transactions and similar arrangements for indirect financings of receivables between the Company or any Restricted Subsidiary and General Electric Capital Corporation or any of its affiliates).

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as the Trustee in the first paragraph hereto until a successor Trustee shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Subsidiary” of any Person means:

(1) the Subsidiary to be so designated has total assets of $1,000 or less or any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with Section 1108 of this Supplemental Indenture, including that the Company would be permitted to make, at the time of such designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 1108(a), in either case, in an amount (the “Designation Amount”) equal to the fair market value of the Company’s proportionate interest in such Subsidiary on such date; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if it contemporaneously becomes a Guarantor or:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 1107 of this Supplemental Indenture; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 202. Rules of Construction.

Unless the context otherwise requires:

(a) the terms defined in this Article Two have the meanings assigned to them in this Article Two, and include the plural as well as the singular;

(b) all terms used herein which are defined in the Trust Indenture Act or the rules and regulations of the Commission thereunder, either directly or by reference therein, have the meanings assigned to them therein;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(e) references to any Article, Section or other subdivision in this Supplemental Indenture, unless otherwise described, are references to an Article, Section or subdivision of this Supplemental Indenture;

(f) “or” is not exclusive; and

(g) words used herein implying any gender shall apply to every gender.

SECTION 203. Compliance Certificates and Opinions.

Upon any application or request by the Company to the Trustee to take any action under any provision of this Supplemental Indenture, the Company shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in the Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Supplemental Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture (other than pursuant to Section 1105) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 204. Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. In giving such opinion, such counsel may rely upon opinions of local counsel reasonably satisfactory to the Trustee. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under the Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 205. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Holders of Notes of a series may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by Holders of notes of such series in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Supplemental Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 205.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The principal amount and serial numbers of Notes, if a Certificated Note held by any Person, and the date of holding the same, shall be proved by the applicable Security Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note of any series shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

SECTION 206. Notices, etc., to Trustee and Company.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders of Notes of a series or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, to the attention of its Corporate Trust Department;

(2) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this Supplemental Indenture, or at any other address previously furnished in writing to the Trustee by the Company.

SECTION 207. Notice to Holders; Waiver.

Where the Indenture provides notice of any event to Holders by the Company or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the applicable Security Register, not later than the latest date, if any, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice mailed to a Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder when so mailed, whether or not such Holder actually receives such notice. Where the Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of the Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under the Indenture or the series of Notes they hold. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

SECTION 208. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction of this Supplemental Indenture.

SECTION 209. Successors.

All agreements of the Company in the Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

SECTION 210. Separability Clause.

In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 211. Benefits of Indenture.

Nothing in the Indenture, in the Notes, express or implied, shall give to any Person, other than the parties to this Supplemental Indenture, any Paying Agent, any Security Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 212. GOVERNING LAW.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 213. Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision which is required or deemed to be included in the Indenture by any of the provisions of the Trust Indenture Act, such provision or requirement of the Trust Indenture Act shall control.

If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

SECTION 214. Legal Holidays.

In any case where any Interest Payment Date, Redemption Date, date established for the payment of Defaulted Interest, Stated Maturity, Maturity Date, Change of Control Payment Date or Net Proceeds Offer Payment Date of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, date established for the payment of Defaulted Interest, Stated Maturity, Maturity Date, Change of Control Payment Date or Net Proceeds Offer Payment Date; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, date established for the payment of Defaulted Interest, Stated Maturity, Maturity Date, Change of Control Payment Date or Net Proceeds Offer Payment Date, as the case may be. In such event, no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date, Redemption Date, date established for the payment of Defaulted Interest, Stated Maturity, Maturity Date,

Change of Control Payment Date or Net Proceeds Offer Payment Date, as the case may be, to the next succeeding Business Day and, with respect to any Interest Payment Date, interest for the period from and after such Interest Payment Date shall accrue with respect to the next succeeding Interest Payment Date. If a regular record date is a date that is not a Business Day, such record date shall not be affected.

SECTION 215. Unclaimed Money; Prescription.

If money deposited with the Trustee or any applicable agent for the payment of principal of, premium, if any, or interest on the Notes remains unclaimed for two years, the Trustee and such Paying Agent shall return the money to the Company. After that, Holders entitled to the money must look to the Company for payment unless applicable abandoned property law designates another Person and all liability of the Trustee and such Paying Agent shall cease. Other than as set forth in this paragraph, the Indenture does not provide for any periods for the escheatment of the payment of principal of, premium, if any, or interest and on the Notes.

SECTION 216. No Recourse Against Others.

No past, present or future director, officer, employee, promoter, adviser, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the applicable series of Notes by accepting a Note waives and releases all such liability, to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 217. Multiple Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 218. No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Company. No such indenture, loan, security or debt agreement may be used to interpret this Supplemental Indenture.

ARTICLE THREE

RESERVED

ARTICLE FOUR

RESERVED

ARTICLE FIVE

SATISFACTION AND DISCHARGE

SECTION 501. Satisfaction and Discharge of Indenture.

The Indenture will be discharged with respect to a particular series of Notes and will cease to be of further effect (except as to surviving rights of transfer or exchange of the applicable Notes, as expressly provided for in the Indenture) solely as to all Outstanding Notes of such series of Notes under the Indenture when with respect to such series of Notes:

(1) either:

(a) all the Notes of such series previously authenticated and delivered (except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable within one year or as a result of a mailing of a notice of redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee cash or non-callable U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not of such series theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable with respect to such series of Notes under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series of Notes as it applies to such series of Notes have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture with respect to a series of Notes, the obligations of the Company to the Trustee under Section 706 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 501, the obligations of the Trustee under Section 502 and Section 1103 shall survive such satisfaction and discharge, in each case, with respect to a series of Notes.

SECTION 502. Application of Trust Money.

Subject to the provisions of Section 1103, all money deposited with the Trustee pursuant to Section 501 shall be held in trust and applied by it, in accordance with the provisions of the applicable series of Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE SIX

REMEDIES

SECTION 601. Events of Default.

“Event of Default,” wherever used herein, means any one of the following events with respect to a series of Notes:

(1) the failure to pay interest on Notes of such series when the same becomes due and payable and the default continues for a continuous period of 30 days;

(2) the failure to pay the principal on Notes of such series, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes of such series tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 90 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes of such series (except in the case of a default with respect to Section 901, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final Stated Maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time;

(5) one or more judgments for the payment of money in an aggregate amount in excess of the lesser of (i) $75.0 million or (ii) the highest amount of one or more judgments that would result in a default or an event of default under any other indenture pursuant to which the Company or any of its Restricted Subsidiaries has issued Capital Markets Debt (in each case excluding any amounts adequately covered by insurance from a solvent and unaffiliated insurance company), shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 90 days after such judgment or judgments become final and non-appealable;

(6) the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(7) (A) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (B) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (C) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (D) the Company or any Significant Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of its property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (E)

the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this clause (8); or

(8) any Guarantee of any Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee).

SECTION 602. Acceleration of Maturity; Rescission and Annulment.

(a) If an Event of Default (other than an Event of Default specified in clauses (6) or (7) above with respect to the Company) shall occur and be continuing with respect to a series of Notes, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes of the affected series of Notes under the Indenture may declare the principal of, and premium, if any, and accrued interest on all the Notes of such series under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default specified in Sections 601(6) or 601(7) with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the Outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after a declaration of acceleration with respect to a series of Notes as described in paragraph (a) above, the Holders of a majority in principal amount of Notes of such series under the Indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default with respect to such series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 603. Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if:

(a) default is made in the payment of any installment of interest on any Note of any series when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) default is made in the payment of the principal of (or premium, if any, on) any Note of any series at the maturity thereof,

the Company shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of Notes of such series, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the applicable series of Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the applicable series of Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the applicable series of Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the affected series of Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

SECTION 604. Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon any series of Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of any series of Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(i) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of any series of Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders of such series allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder with respect to any series of Notes of which it is a Holder, to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the applicable Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 706.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting any series of Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 605. Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under the Indenture or any series of Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of affected series of Notes in respect of which such judgment has been recovered.

SECTION 606. Application of Money Collected.

Any money or property collected by the Trustee pursuant to this Article Six shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee under Section 706;

SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any, on,) and interest on the Notes of the series in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

THIRD: The balance, if any, to the Company.

SECTION 607. Limitation on Suits.

No Holder of any Notes of a series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(2) the Holders of not less than 25% in principal amount of the Outstanding Notes of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default with respect to such series of Notes in its own name as Trustee hereunder;

(3) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(4) the Trustee, for 60 days after its receipt of such notice, request and offer of reasonably satisfactory indemnity, has failed to institute any such proceeding; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount of the Outstanding Notes of such series;

it being understood and intended that no one or more Holders of any series of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other Holders of the same series of Notes, or to obtain or to seek to obtain priority or preference over any other Holders of the same series of Notes, or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of the same series of Notes.

SECTION 608. Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in the Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment, as provided herein

(including, if applicable, Article Thirteen) and in such Note, of the principal of (and premium, if any, on) and (subject to Section 408) interest on, such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 609. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under the Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 610. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 407(d), no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and, subject to the provisions of Section 607, every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 611. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 612. Control by Holders.

The Holders of not less than a majority in principal amount of the Outstanding Notes of any series of Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Notes; provided that

(1) such direction shall not be in conflict with any rule of law or with the Indenture,

(2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(3) the Trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders of such series of Notes not consenting.

SECTION 613. Waiver of Past Defaults.

The Holders of not less than a majority in principal amount of the Outstanding Notes of any series of Notes may on behalf of the Holders of all the Notes of such series waive with respect to such series of Notes only, any past Default or Event of Default hereunder and its consequences, except a Default or Event of Default:

(1) in respect of the payment of the principal of (or premium, if any, on) or interest on any Note of such series, or

(2) in respect of a covenant or provision of this Supplemental Indenture which under Article Ten cannot be modified or amended without the consent of the Holder of each Outstanding Note of such series affected.

Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture with respect to such series of Notes; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 614. Waiver of Stay or Extension Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SEVEN

THE TRUSTEE

SECTION 701. Notice of Defaults.

Within 90 days after the occurrence of any Default with respect to a series of Notes under the Indenture, the Trustee shall transmit in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, notice of such Default hereunder known to the Trustee, to Holders of the affected series of Notes unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of (or premium, if any, on) or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of such series; and provided further that in the case of any Default or Event of Default of the character specified in Section 601(3), no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

SECTION 702. Certain Rights of Trustee.

Subject to the provisions of Sections 315(a) through 315(d) of the Trust Indenture Act:

(1) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(3) whenever in the administration of the Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(4) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(5) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(6) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled at all reasonable times to examine the books, records and premises of the Company personally or by agent or attorney;

(7) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

(8) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture.

The Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 703. Trustee Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver the Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in any Statement of Eligibility of Form T-1 supplied or to be supplied to the Company are or will be, as the case may be, true and accurate, subject to the qualifications set forth therein. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

SECTION 704. Trustee May Hold Notes.

The Trustee, any Paying Agent, any Security Registrar or any other agent of the Company or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 310(b) and 311 of the Trust Indenture Act, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

SECTION 705. Money Held in Trust.

Cash in U.S. dollars or U.S. Government Obligations held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any such cash or U.S. Government Obligations received by it hereunder except as otherwise agreed in writing with the Company.

SECTION 706. Compensation and Reimbursement.

The Company agrees:

(1) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of the Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith; and

(3) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance, administration or enforcement of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

The obligations of the Company under this Section 706 to compensate the Trustee, to pay or reimburse the Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Trustee shall constitute indebtedness and shall survive the satisfaction and discharge of the Indenture. As security for the performance of such obligations of the Company, the Trustee shall have a claim prior to the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (and premium, if any, on) or interest on particular Notes.

SECTION 707. Corporate Trustee Required; Eligibility.

There shall at all times be a Trustee hereunder which shall be eligible to act as Trustee under Section 310(a)(1) of the Trust Indenture Act and shall have a combined capital and surplus of at least $100.0 million. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 707, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 707, it shall resign immediately with respect to the Notes in the manner and with the effect hereinafter specified in this Article Seven.

SECTION 708. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article Seven shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 709.

(b) The Trustee may resign at any time by giving at least 60 days prior written notice thereof to the Company addressed to the Company. If the instrument of acceptance by a successor Trustee required by Section 709 shall not have been delivered to the Trustee within 90 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee with respect to any series of Notes may be removed at any time by Act of the Holders of not less than a majority in principal amount of the Outstanding Notes of such series, delivered to the Trustee and to the Company addressed to the Company.

(d) If at any time:

(1) the Trustee shall fail to comply with the provisions of Section 310(b) of the Trust Indenture Act after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2) the Trustee shall cease to be eligible under Section 707 and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation,

then, in any such case, (i) the Company may remove the Trustee, or (ii) subject to Section 315(e) of the Trust Indenture Act, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause with respect to any such series of Notes, the Company shall promptly appoint a successor Trustee for the applicable series of Notes. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes of the applicable series of Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee of the applicable series of Notes and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the applicable series of Notes and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to the Holders of Notes of the applicable series of Notes in the manner provided for in Section 207. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 709. Acceptance of Appointment by Successor.

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and, thereupon, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts. No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article Seven.

SECTION 710. Merger, Conversion, Consolidation or Succession to Business.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties to this Supplemental Indenture. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes; and in case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in the Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

ARTICLE EIGHT

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

SECTION 801. Disclosure of Names and Addresses of Holders; Holders’ List.

(a) Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that none of the Company or the Trustee or any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Section 312 of the Trust Indenture Act, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 312(b) of the Trust Indenture Act.

(b) The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing no later than the record date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 802. Reports by Trustee.

Within 60 days after May 15 of each year commencing with the first May 15 after the Issue Date, the Trustee shall transmit to the Holders, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, a brief report dated as of such May 15 if required by Section 313(a) of the Trust Indenture Act.

ARTICLE NINE

MERGER, CONSOLIDATION AND SALE OF ASSETS

SECTION 901. Company May Consolidate, etc., Only on Certain Terms.

(a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes of each series and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2) if such transaction or series of related transactions occurs other than during a Suspension Period, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness

(including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (x) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 1107(a) of this Supplemental Indenture or (y) shall have a Consolidated Fixed Charge Coverage Ratio immediately after such transaction or series of related transactions equal to or greater than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction or series of related transactions;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

(b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

(c) Notwithstanding the foregoing, the Company need not comply with clause (2) of paragraph (a) of this Section 901 in connection with (x) a sale assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries or (y) any merger of the Company with or into any Wholly Owned Restricted Subsidiary or (z) a merger by the Company with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction.

SECTION 902. Successor Substituted.

Upon any consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction described in, and complying with the provisions of, Section 901 in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, as the case may be, under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and the Company shall be discharged from all obligations and covenants under the Indenture and the Notes, provided that, in the case of a transfer by lease, the predecessor shall not be released from its obligations with respect to the payment of principal (premium, if any) and interest on the Notes.

ARTICLE TEN

SUPPLEMENTAL INDENTURES

SECTION 1001. Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders, the Company and the Guarantors, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to this Supplemental Indenture, in form satisfactory to the Trustee, for any of the following purposes:

(1) to evidence the succession of another Person to the Company and complying with Article Nine of this Supplemental Indenture; or

(2) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or

(3) to add any additional Events of Default; or

(4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee pursuant to the requirements of Section 709; or

(5) to cure any ambiguity, defect or inconsistency, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make clear any other provisions with respect to matters or questions arising under the Indenture; provided that such action shall not adversely affect the interests of the Holders in any material respect; or

(6) to add Guarantors pursuant to Section 1113; or

(7) to secure the Notes pursuant to the requirements of Section 1112 or otherwise; or

(8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

SECTION 1002. Supplemental Indentures and Waivers With Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes of a series of Notes, by Act of said Holders delivered to the Company and the Trustee, the Company and the Guarantors, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such series of Notes under the Indenture. However, no such supplemental indenture or waiver (including a waiver pursuant to Section 613) shall, without the consent of the Holder of each Outstanding Note of such series affected thereby,

(1) reduce the amount of Notes of such series whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any such series of Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes of such series, or change the date on which any Notes of such series may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes of such series payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on Note of such series on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes of such series to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes of such series arises hereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto; provided, that for purposes of this clause (6), a Change of Control shall not be deemed to have occurred upon the entering into or execution of any agreement or instrument notwithstanding that the consummation of the transactions contemplated by such agreement or instrument would result in a Change of Control as defined herein if such agreement or instrument expressly provides that it shall be a condition to closing thereunder that the Holders of the Notes of such series shall have waived the Change of Control on or prior to such closing unless and until such condition is waived by the parties to such agreement or instrument or the Change of Control has actually occurred;

(7) release of any Guarantor from its Guarantee except as provided in this Supplemental Indenture, or, with respect to Guarantees issued solely pursuant to Section 1113(b) of the Supplemental Indenture, as provided in a supplemental indenture pursuant to which such Guarantee has been issued; or

(8) modify or change any provision of the Indenture or the related definitions, in each case, affecting the ranking of the Notes of such series in a manner which adversely affects the Holders thereof.

It shall not be necessary for any Act of Holders under this Section 1002 to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such Act shall approve the substance thereof.

SECTION 1003. Execution of Supplemental Indentures.

In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article Ten or the modifications thereby of the trusts created by the Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by the Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

SECTION 1004. Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture with respect to any series of Notes under this Article Ten, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes of such series theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 1005. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article Ten shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 1006. Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article Ten may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

SECTION 1007. Notice of Supplemental Indentures.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of Sections 1001 and 1002, the Company shall give notice thereof to the Holders of each Outstanding Note affected, in the manner provided for in Section 207, setting forth in general terms the substance of such supplemental indenture; provided, however, that the Company shall not be required to give notice of any indenture supplemental to this Supplemental Indenture entered into solely for the purpose specified in Section 1001(5) or (8), notice with respect to which shall be given by the Company when it is next required to give notice pursuant to this Section 1007.

SECTION 1008. Record Date.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any supplemental indenture, agreement or instrument or any waiver, and, if a record date is fixed, shall promptly notify the Trustee of any such record date. If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such supplemental indenture, agreement or instrument or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective with respect to such supplemental indenture, agreement or instrument or waiver which is entered into more than 120 days after such record date.

ARTICLE ELEVEN

COVENANTS

SECTION 1101. Payment of Principal, Premium, if any, and Interest.

The Company shall pay the principal of (and premium, if any, on) and interest on each series of the Notes in accordance with the terms of the Notes of such series and the Indenture. Principal, premium, if any, interest shall be considered paid on the date due if on such date the Trustee or the relevant Paying Agent hold in accordance with the Indenture money sufficient to pay all principal, premium and interest then due and the Trustee or such Paying Agent, as the case may be, are not prohibited from paying such money to the Holders of such series of Notes on that date.

SECTION 1102. Maintenance of Office or Agency.

The Company shall maintain, in the Borough of Manhattan in the City of New York, State of New York, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. The Corporate Trust Office of the Trustee shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. Unless otherwise specified with respect to the Notes as contemplated by Section 401, the Company hereby designates as a place of payment for the Notes the office or agency of the Trustee, and initially appoints the Trustee as Paying Agent to receive all such presentations, surrenders, notices and demands. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency but shall not be required to give notice of such designation, rescission or change to the Holders.

SECTION 1103. Money for Note Payments to Be Held in Trust.

(a) If the Company shall at any time act as its own Paying Agent, it shall, on or before each due date of the principal of (and premium, if any, on) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee of its action or failure so to act. Whenever the Company shall have one or more Paying Agents for the Notes, it shall, on or before each due date of the principal of (and premium, if any, on), or interest on, any Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of such action or any failure so to act. The Company shall cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 1103, that such Paying Agent will:

(1) hold all sums held by it for the payment of the principal of (and premium, if any, on) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

SECTION 1104. Corporate Existence.

Subject to Article Nine of this Supplemental Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights (charter and statutory), licenses and franchises; provided that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 1105. Statement by Officers as to Compliance.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that in the course of the performance by the signer of its duties as an officer of the Company he would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during such period and if any specifying such Default or Event of Default, its status and what action the Company is taking or proposed to take with respect thereto. The Company shall provide an Officers’ Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. For purposes of this Section 1105, such compliance shall be determined without regard to any period of grace or requirement of notice under the Indenture. The Company shall comply with Section 314(a)(4) of the Trust Indenture Act.

SECTION 1106. Purchase of Notes Upon a Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (equal to $1,000 and integral multiples thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest to the date of purchase.

(b) Within 30 days following the date upon which the Change of Control occurred, the Company shall send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase;

(ii) the repurchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as required by law) (the “Change of Control Payment Date”);

(iii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased;

(iv) that the Change of Control Offer is being made pursuant to this Section 1106 and that all Notes properly tendered into the Change of Control Offer and not withdrawn will be accepted for payment; and that the Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by applicable law;

(v) the purchase price (including the amount of accrued interest, if any) for each Note and the date on which the Change of Control Offer expires;

(vi) that any Note not tendered for payment will continue to accrue interest in accordance with the terms thereof;

(vii) that, unless the Company shall default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(viii) that Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 5:00 p.m., New York City time, on the third Business Day prior to the Change of Control Payment Date and must complete the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note;

(ix) that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the third Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holders, the principal amount of Notes the Holders delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing his election to have such Notes purchased;

(x) that Holders whose Notes are purchased only in part will be issued Notes of like tenor equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in denominations of $1,000 or integral multiples thereof; and

(xi) a description of the circumstances and relevant facts regarding such Change of Control.

On the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof in integral multiples of $1,000 validly tendered and not withdrawn pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof validly tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or cause to be transferred by book-entry to such Holders a new Note of the same series of like tenor equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. Upon the payment of the purchase price for the Notes accepted for purchase, the Trustee shall cancel the Notes purchased by the Company. Any monies remaining after the purchase of all Notes validly tendered pursuant to a Change of Control Offer shall be returned within three (3) Business Days by the Paying Agent to the Company. The Company shall publicly announce the results of the Change of Control Offer as soon as practicable following the Change of Control Payment Date.

(c) The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 1106 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 1106 the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1106 by virtue thereof.

SECTION 1107. Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company or any Finance SPE may incur Indebtedness (including, without limitation, Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0.

(b) The Company will not, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company.

SECTION 1108. Limitation on Restricted Payments.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock in their capacity as such, other than dividends, payments or distributions payable to the Company or any Restricted Subsidiary of the Company (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, dividends or distributions payable to the other equity holders of such Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary (other than (x) in exchange for Qualified Capital Stock of the Company or (y) Capital Stock of a Restricted Subsidiary held by the Company or another Restricted Subsidiary) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or make any payments with respect to Synthetic Purchase Agreements;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) (and for the avoidance of doubt, Permitted Investments shall not be Restricted Payments) if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 1107(a); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to December 31, 2001 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Company) shall exceed the sum, without duplication (the “Restricted Payments Basket”), of:

(u) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to December 31, 2001 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(v) 100% of the aggregate Net Cash Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 31, 2001 and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(w) 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock; plus

(x) 100% of the aggregate settlement value of Qualified Capital Stock issued by the Company in respect of the settlement of pending or threatened litigation; plus

(y) the amount by which Indebtedness of the Company (other than the Convertible Subordinated Debentures) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to December 31, 2001 of such Indebtedness for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to December 31, 2001 whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to December 31, 2001.

(b) Notwithstanding the foregoing, the provisions set forth in the preceding paragraphs do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) the repurchase, redemption or other repayment of any Subordinated Indebtedness or Preferred Stock permitted to be issued pursuant to clause (2) of the definition of “Permitted Indebtedness” either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company or other Subordinated Indebtedness of the Company that is Refinancing Indebtedness or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) other Subordinated Indebtedness of the Company that is Refinancing Indebtedness;

(4) (x) the repurchase or other acquisition of shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock, from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Qualified Capital Stock or (y) the redemption or repayment of any outstanding de minimis Subordinated Indebtedness; provided that the aggregate amount paid under clauses (x) and (y) combined does not exceed $25.0 million since January 17, 2002;

(5) the declaration and payment of dividends or distributions by the Company or any of its Restricted Subsidiaries on Preferred Stock so long as (a) no Event of Default has occurred and is continuing, (b) such Preferred Stock is otherwise permitted to be issued under this Supplemental Indenture and (c) such dividends or distributions are included in Consolidated Fixed Charges;

(6) the redemption of Preferred Stock of the Company or any Restricted Subsidiary (other than the Convertible Trust Preferred Securities) outstanding as of the Issue Date at any final scheduled or other mandatory redemption date thereof as in effect on the Issue Date;

(7) any repurchase of the Convertible Trust Preferred Securities upon the exercise by the holders thereof of any right to require such Restricted Subsidiary to purchase such securities through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of an issuance of, or solely in exchange for, either (x) junior subordinated debentures of the Company that are subordinated to the Notes pursuant to a written agreement that is, taken as a whole, no less restrictive to the holders of such junior subordinated debentures than the subordination terms of the junior subordinated debentures into which such Convertible Trust Preferred Securities are exchangeable and have a maturity (including pursuant to any sinking fund obligation, mandatory redemption or right of repurchase at the option of the holder or otherwise) no earlier that the final maturity of the Notes and that have the benefit of covenants that are, taken as a whole, no more restrictive than the covenants in this Supplemental Indenture or (y) Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company;

(8) the redemption of the Company’s Series B Convertible Preferred Stock as and when required by the terms of the Xerox Corporation Employee Stock Ownership Plan, 2000 Restatement dated March 17, 2000, as amended, provided that the aggregate amount paid pursuant to this clause (8) since the Issue Date does not exceed $50.0 million;

(9) upon the occurrence of a Change of Control and after the completion of the offer to repurchase the Notes as described under “Change of Control” above (including the purchase of all Notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Indebtedness required under the terms of such Subordinated Indebtedness as a result of such Change of Control;

(10) payments to holders of Capital Stock (or to the holders of Indebtedness or Disqualified Capital Stock that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares;

(11) the payment of consideration by a Person other than the Company or a Subsidiary to equity holders of the Company;

(12) the transactions with any Person (including any Affiliate of the Company) described in Section 1111(c)(1) and the funding of any obligations in connection therewith;

(13) (a) the repurchase or redemption by any Restricted Subsidiary of its own Capital Stock or the purchase by the Company of the Capital Stock of any Restricted Subsidiary in order to acquire all or a portion of the minority interest in such Restricted Subsidiary and (b) Investments in a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, in order to (i) maintain the Company’s present direct or indirect ownership percentage in such Restricted Subsidiary in the event of a mandatory capital call or (ii) acquire all or a portion of the minority interest in such Restricted Subsidiary; provided that the amount of all Restricted Payments made pursuant to this clause (13) in Restricted Subsidiaries that have not at any time become 100% directly or indirectly owned by the Company does not exceed $75.0 million in the aggregate since the Issue Date;

(14) mandatory prepayments of Subordinated Indebtedness;

(15) payments in respect of Subordinated Indebtedness the payment of which has been accelerated, in an amount taken together with all other payments made pursuant to this clause (15) since the Issue Date not to exceed $75.0 million; and

(16) other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments pursuant to this clause (16), does not exceed $35.0 million.

(c) In determining the aggregate amount of Restricted Payments made subsequent to January 1, 2002 in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (4), (13), (14) and (15) of the immediately preceding paragraph shall be included in such calculation. No issuance and sale of Qualified Capital Stock pursuant to clause (2) or (3) of the immediately preceding paragraph shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

SECTION 1109. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company or such Restricted Subsidiary);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that the amount of any Pari Passu Indebtedness or other unsubordinated liability of the Company or any Indebtedness or other liability of a Restricted Subsidiary that is assumed by the transferee of any such assets shall be deemed to be cash for the purposes of this clause (2)); and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(A) (i) to repurchase or otherwise acquire any Pari Passu Indebtedness pursuant to any exercise by the holders thereof of the right to require the issuer thereof to repurchase or acquire such Pari Passu Indebtedness prior to its scheduled maturity or scheduled repayment, (ii) to prepay, repay, repurchase, redeem, defease or otherwise acquire or retire for value, on or prior to any scheduled maturity, repayment or amortization that portion of Pari Passu Indebtedness of the Company to the extent that such Pari Passu Indebtedness has a stated maturity, scheduled repayment or amortization that has or will become due prior to the final stated maturity of the Notes, (iii) any Pari Passu Indebtedness under the Credit Agreement (other than Capital Markets Debt) or (iv) any Indebtedness of a Restricted Subsidiary; provided that, in each case under this clause (A), if such Pari Passu Indebtedness was borrowed under the revolving portion of any credit facility, then a permanent reduction in the availability under the revolving portion of such credit facility will be effected;

(B) to make an Investment in or expenditures for properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of the Company and its Subsidiaries or in businesses reasonably related thereto (“Replacement Assets”) or to fund the cash portion of the Business Effectiveness Actions; and/or

(C) a combination of prepayment and Investment permitted by the foregoing clauses (3)(A) and (3)(B);

provided that, notwithstanding the preceding provisions of this clause (3), if the Company or any Restricted Subsidiary:

(i) enters into any letter of intent, memorandum of understanding, agreement or other instrument (each, an “Asset Sale Agreement”) after the Issue Date that contemplates one or more Asset Sales by the Company or such Restricted Subsidiary; and

(ii) after the date of such Asset Sale Agreement and within 365 days immediately prior to the consummation of the Asset Sale(s) pursuant thereto, has applied any cash or Cash Equivalents (other than Net Cash Proceeds from any other Asset Sale) (“Applied Cash”) in any manner permitted by subclause 3(A), 3(B) or 3(C) above, then the amount of Net Cash Proceeds relating to such Asset Sale(s) up to the amount of Applied Cash shall be deemed to have been applied by the Company or such Restricted Subsidiary in accordance with the provisions of this clause (3).

(b) Pending the application of any Net Cash Proceeds required by this Section 1109, the Company or such Restricted Subsidiary may temporarily reduce any short-term loans or any Indebtedness under the revolving portion of any credit facility, including, without limitation, under the Credit Agreement, and such temporary reductions shall not result in any permanent reduction in the availability under the revolving portion of such credit facility.

(c) On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in subclauses (3)(A), (3)(B) and (3)(C) of paragraph (a) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in subclauses (3)(A), (3)(B) and (3)(C) of paragraph (a) above or deemed to have been applied pursuant to the proviso to clause (a)(3) above (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders (and holders of other Pari Passu Indebtedness of the Company to the extent required by the terms thereof) of Notes of each series on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of other Pari Passu Indebtedness of the Company to the extent required by the terms thereof) on a pro rata basis, that amount of Notes (and other Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 1109.

(d) The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $75.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $75.0 million, shall be applied as required pursuant to this paragraph).

(e) Notwithstanding paragraphs (a), (b) and (c) of this Section 1109, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of paragraphs (a), (b) and (c) of this Section 1109.

(f) Each Net Proceeds Offer will be mailed to the record Holders as shown on all registers of Holders within 45 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee and the Paying Agent. The Net Proceeds Offer shall remain open from the time of mailing for at least 20 Business Days or such longer period as may be required by applicable law and until 5:00 p.m., New York City time, on the last day of the period (the “Net Proceeds Offer Payment Date”). The notice, which shall govern the terms of the Net Proceeds Offer, shall include such disclosures as are required by law and shall state:

(i) that the Net Proceeds Offer is being made pursuant to this Section 1109 and that all Notes in integral multiples of $1,000 validly tendered into the Net Proceeds Offer shall be accepted for payment; provided, however, that if the aggregate principal amount of Notes and other Pari Passu Indebtedness properly tendered in the Net Proceeds Offer exceeds the Net Proceeds Offer Amount, the Company shall select the Notes and other Pari Passu Indebtedness will be purchased on a pro rata basis (subject to Section 402) based upon the amount of such Notes and other Pari Passu Indebtedness tendered; and that the Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law;

(ii) the purchase price (including the amount of accrued interest and, if any) for each Note, the Net Proceeds Offer Payment Date and the date on which the Net Proceeds Offer expires;

(iii) that any Note not tendered for payment shall continue to accrue interest in accordance with the terms thereof;

(iv) that, unless the Company shall default in the payment of the purchase price, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

(v) that Holders electing to have Notes purchased pursuant to a Net Proceeds Offer shall be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 5:00 p.m., New York City time, on three (3) Business Days prior to the Net Proceeds Offer Payment Date and must complete any form letter of transmittal proposed by the Company and acceptable to the Trustee and the Paying Agent;

(vi) that any Holder of Notes shall be entitled to withdraw its election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on three (3) Business Days prior to the Net Proceeds Offer Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes the Holder delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing its election to have such Notes purchased;

(vii) that Holders whose Notes are purchased only in part shall be issued Notes of like tenor equal in principal amount to the unpurchased portion of the Notes surrendered;

(viii) the instructions that Holders must follow in order to tender their Notes; and

(ix) a description of the circumstances and relevant facts regarding such Asset Sale and Net Proceeds Offer.

On the Net Proceeds Offer Payment Date, the Company shall (i) accept for payment (subject to pro ration as described in under Section 1109(c)) Notes or portions thereof in integral multiples of $1,000 validly tendered pursuant to the Net Proceeds Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note of the same series of like tenor equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. Upon the payment of the purchase price for the Notes accepted for purchase, the Trustee shall cancel and return the Notes purchased to the Company. Any monies remaining after the purchase of all Notes validly tendered pursuant to a Net Proceeds Offer shall be returned within three Business Days by the Paying Agent to the Company. The Company shall publicly announce the results of the Net Proceeds Offer as soon as practicable following the Net Proceeds Offer Payment Date.

(g) After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used by the Company for any purpose permitted by the other provisions of the Indenture.

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 1109, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 1109 by virtue thereof.

SECTION 1110. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual, encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rules, regulations and/or orders;

(b) the Indenture (including, without limitation, any Liens permitted by the Indenture);

(c) customary non-assignment provisions of any contract, or any lease or license governing a leasehold interest, of any Restricted Subsidiary of the Company;

(d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or any Subsidiary of such Person;

(e) agreements or instruments existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined in the good faith judgment of the Company) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

(f) the Credit Agreement;

(g) Purchase Money Indebtedness incurred in compliance with Section 1107 of this Supplemental Indenture that impose restrictions of the nature described in clause (3) of this Section 1110 on the property acquired;

(h) any agreement relating to Indebtedness of a Restricted Subsidiary permitted to be incurred under Section 1107 of this Supplemental Indenture;

(i) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(j) any encumbrance or restriction existing under or by reason of contractual requirements in connection with the Third-Party Vendor Financing Program or any Qualified Receivables Transaction;

(k) pursuant to any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of properties and assets or distributions pending consummation of the subject transaction;

(l) in the case of clause (3) of this Section 1110, any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, (b) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (c) contained in security agreements securing Indebtedness of any Restricted Subsidiary to the extent permitted by the Indenture and such encumbrance or restrictions restrict the transfer of the property subject to such security agreements;

(m) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (g), (h) or (j) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no more restrictive in any material respect than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e), (g), (h) or (j) as determined by the Company; and

(n) agreements or instruments, including, without limitation, joint venture agreements entered into to facilitate the Business Effectiveness Actions or in connection with Permitted Joint Venture Investments.

SECTION 1111. Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (each an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (c) of this Section 1111 and (y) Affiliate Transactions on terms that are no less favorable in any material respect than those that might reasonably have been obtained, in the good faith judgment of the Board of Directors of the Company or the Restricted Subsidiary, as the case may be, in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

(b) Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $20.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

(c) The foregoing paragraphs shall not apply to:

(1) any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement or any similar arrangement, payment of compensation and fees to, and indemnity provided on behalf of, any present or former employees, officers, directors or consultants, maintenance of benefit programs or arrangements for any present or former employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plan and similar plans, and loans and advances to any present or former employees, officers, directors, consultants and shareholders, in each case entered into by the Company or any of its

Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or any joint venture in which the Company has a Permitted Joint Venture Investment or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indenture;

(3) any agreement, instrument or arrangement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined by the Company;

(4) Permitted Investments and Restricted Payments permitted by the Indenture;

(5) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company; and

(6) Permitted Joint Venture Investments and any other transactions contemplated by or to facilitate the Business Effectiveness Actions.

SECTION 1112. Limitation on Liens.

(a) The Company will not create or suffer to exist, or permit any of its Specified Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Specified Subsidiaries to assign, any right to receive income, in each case to secure any Indebtedness (other than Indebtedness described in clauses (5) and (8) of the definition of “Indebtedness” herein) without making effective provision whereby all of the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Specified Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be equally and ratably secured with the Indebtedness secured by such security (provided that any Lien created for the benefit of the Holders of the Notes pursuant to this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default shall then be continuing); provided, however, that the Company or its Specified Subsidiaries may create or suffer to exist any Lien or preferential arrangement of any kind in, of or upon any of the properties or assets of the Company or its Specified Subsidiaries to secure Indebtedness if upon creation of such Lien or arrangement and after giving effect thereto, the aggregate principal amount of Indebtedness secured by Liens would not exceed the greater of (i) $2.0 billion and (ii) 20% of the Consolidated Net Worth of the Company; and provided, further, that the foregoing restrictions or limitations shall not apply to any of the following:

(1) deposits, Liens or pledges arising in the ordinary course of business to enable the Company or any of its Specified Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money) or statutory landlords’ Liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

(2) Liens imposed by law or other similar Liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such Liens;

(3) Liens arising out of judgments or awards against the Company or any of its Specified Subsidiaries in an aggregate amount not to exceed at any time outstanding under this clause (3) the greater of (a) 15% of the Consolidated Net Worth of the Company or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which the Company or such Specified Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or Liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

(4) Liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of the Company or any Specified Subsidiary owning such property;

(5) Liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

(6) Liens existing on December 1, 1991;

(7) purchase money Liens or security interests in property acquired or held by the Company or any Specified Subsidiary in the ordinary course of business to secure the purchase price thereof or Indebtedness incurred to finance the acquisition thereof;

(8) Liens existing on property at the time of its acquisition;

(9) the rights of Xerox Credit Corporation relating to a certain reserve account established pursuant to an operating agreement dated as of November 1, 1980, between the Company and Xerox Credit Corporation;

(10) the replacement, extension or renewal of any of the foregoing;

(11) Liens on any assets of any Specified Subsidiary of up to $500.0 million incurred since December 1, 1991 in connection with the sale or assignment of assets of such Specified Subsidiary for cash where the proceeds are applied to repayment of Indebtedness of such Specified Subsidiary and/or invested by such Specified Subsidiary in assets which would be reflected as receivables on the balance sheet of such Specified Subsidiary.

(b) In addition, if after January 17, 2002 any Capital Markets Debt of the Company or any Restricted Subsidiary becomes secured by a Lien pursuant to any provision similar to the covenant in the immediately preceding paragraph, then, for so long as such Capital Markets Debt of the Company is secured by such Lien (provided that any Lien created for the benefit of the Holders of the Notes pursuant to this sentence shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in the imposition of the Lien hereunder):

(A) in the case of a Lien securing Subordinated Indebtedness, the Notes shall be secured by a Lien on the same property as such Lien that is senior in priority to such Lien; and

(B) in all other cases, the Notes shall be equally and ratably secured by a Lien on the same property as such Lien.

SECTION 1113. Subsidiary Guarantees.

(a) If on or after January 17, 2002:

(1) any other Capital Market Debt of the Company is or becomes guaranteed by any Restricted Subsidiary of the Company; or

(2) any one or more Wholly Owned Domestic Restricted Subsidiaries (singly or in the aggregate) would at the end of any fiscal quarter constitute a Significant Subsidiary (which term for the purposes of this Section 1113 shall be limited to any Person that satisfies only the asset criteria set forth in clauses (1) and (2) of paragraph (w) of Rule 1.02 of Regulation S-X under the Exchange Act) (other than (i) Xerox Financial Services, Inc. and each of its Subsidiaries (other than Xerox Credit Corporation) for so long as its respective business is conducted in a manner similar to that on January 17, 2002, (ii) Xerox Credit Corporation or any other Restricted Subsidiary of the Company, in each case so long as it is primarily a special purpose financing vehicle of the Company or its Restricted Subsidiaries (a “Financing Subsidiary”) or any holding company whose principal asset is Capital Stock of a Financing Subsidiary or (iii) any Domestic Restricted Subsidiary so long as its primary asset is Capital Stock of one or more Foreign Subsidiaries and/or its primary asset is Indebtedness of one or more Foreign Subsidiaries or any combination of the foregoing), then, if such Restricted Subsidiary is not already a Guarantor, the Company shall cause, in the case of (1), such Restricted Subsidiary that is guaranteeing Company Capital Markets Debt, and, in the case of (2), such Domestic Restricted Subsidiary(ies), to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Person shall fully and unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture, including the prompt payment in full when due of the principal of, premium on, if any, interest and, without duplication, Defaulted Interest, if any, on the Notes and all other amounts payable by the Company thereunder and hereunder, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on any overdue principal and any overdue interest on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes on the terms set forth in Article 14.

(b) Notwithstanding the foregoing, the Company shall have the right to cause any Restricted Subsidiary to execute a Guarantee in respect of the Company’s obligations under the Notes, provided that such Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture in a form reasonably satisfactory to the Trustee in respect of such Guarantee.

SECTION 1114. Reports to Holders.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file a copy of the following information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing, in which case the Company shall furnish such information and reports to Holders):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

in each case within the time periods specified in the Commission’s rules and regulations.

SECTION 1115. Suspension Period.

For purposes of this Article Eleven, during a Suspension Period with respect to a series of Notes, the Suspended Covenants will not apply with respect to such series of Notes. The remaining provisions and covenants of this Article Eleven will continue to apply at all times so long as any Notes remain Outstanding.

“Suspension Period” means with respect to a series of Notes any period (a) beginning on the date that:

(1) the applicable series of Notes has Investment Grade Status, provided that prior to the assignment of the ratings contemplated by the definition of Investment Grade Status, the Company has advised Moody’s and S&P that the Suspended Covenants will not apply during such Suspension Period;

(2) no Default or Event of Default has occurred and is continuing; and

(3) the Company has delivered an Officers’ Certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied;

and (b) ending on the date (the “Reversion Date”) that the applicable series of Notes ceases to have the applicable ratings from both Moody’s and S&P specified in the definition of “Investment Grade Status.”

On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date and classified as permitted under clause (4) of the definition of “Permitted Indebtedness.”

For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of paragraph (a) of Section 1108, calculations under that clause will be made with reference to December 31, 2001 as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (15) under paragraph (b) of Section 1108 will reduce the amount available to be made as Restricted Payments under clause (iii) of paragraph (a) such Section; provided, that such reduction by itself shall not cause the amount available to be made as Restricted Payments under clause (iii) of paragraph (a) of such Section on the Reversion Date to be reduced to below an amount equal to $75.0 million per calendar year; provided further that such amount shall be prorated only for the number of calendar days between the Reversion Date and the earlier of (A) the end of the calendar year in which the Reversion Date occurs and (B) the

Ten Year Note maturity date and (y) the items specified in subclauses (v) through (z) of clause (iii) of Section 1108 that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (iii) of Section 1108. Any Restricted Payments made during the Suspension Period that (i) are of the type described in clause (4), (8), (13) or (14) under Section 1108(b) or (ii) that would have been made pursuant to clause (15) of Section 1108(b) if such covenant were then applicable, shall reduce the amounts permitted to be incurred under such clause (4), (8), (13), (14) or (15), as the case may be, on the Reversion Date.

For purposes of Section 1109, on the Reversion Date, the unutilized Net Proceeds Offer Amount will be reset to zero.

ARTICLE TWELVE

RESERVED

ARTICLE THIRTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301. Company’s Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, with respect to any series of Notes, elect to have either Section 1302 or Section 1303 be applied to all Outstanding Notes of such series upon compliance with the conditions set forth below in this Article Thirteen.

SECTION 1302. Legal Defeasance and Discharge.

The Company may, at its option and at any time, elect to have its and the Guarantors’ obligations discharged with respect to any series of the Outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such series of Outstanding Notes, except for:

(1) the rights of Holders of such series to receive payments in respect of the principal of, premium, if any, and interest on such series of Notes when such payments are due from the trust fund referred to below;

(2) the Company’s obligations with respect to Sections 404, 406, 407 and 1102;

(3) the rights, powers, trust, duties and immunities of the Trustee under Article Seven and the Company’s obligations in connection therewith; and

(4) the provisions of this Article Thirteen of this Supplemental Indenture.

SECTION 1303. Covenant Defeasance.

The Company may, at its option and at any time, elect to have the obligations of the Company released with respect to any series of Notes with respect to Sections 1106 through and including 1115 and Section 901(a)(2) (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such series of Notes. In the event Covenant Defeasance occurs, clauses (4) and (5) in Section 601 will no longer constitute Events of Default with respect to such Notes. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

SECTION 1304. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to application of either Section 1302 or Section 1303:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable series of Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the applicable Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the applicable Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) No event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit on the date of such deposit.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 1305. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to the provisions of Section 1103, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively, for purposes of this Section 1305, the “Trustee”) pursuant to Section 1304 in respect of the Outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Governmental Obligations deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Anything in this Article Thirteen to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 1304 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, as applicable, in accordance with this Article Thirteen.

SECTION 1306.    Reinstatement.

If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 1305 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 1302 or 1303, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 1305, and the Company shall execute all documents reasonably satisfactory to the Trustee evidencing such revival and reinstatement; provided, however, that if the Company makes any payment of principal of (or premium, if any, on) or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE FOURTEEN

GUARANTEE OF NOTES

SECTION 1401.    Guarantee.

Subject to the provisions of this Article Fourteen, each Guarantor in respect of any series of Notes hereby jointly and severally unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note of such series authenticated and delivered by the Trustee and to the Trustee and its successors, irrespective of (i) the validity and enforceability of the Indenture, the Notes of such series or the obligations of the Company or any other Guarantors to the Holders of the applicable series of Notes or the Trustee hereunder or thereunder or (ii) the absence of any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or default of a Guarantor, that: (a) the principal of, premium, if any, interest and Defaulted Interest with respect to the Notes of such series shall be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest or Defaulted Interest with respect to the applicable series of Notes and all other obligations of the Company or any Guarantor to the Holders of the applicable series of Notes or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 706 of this Supplemental Indenture) and all other obligations under the Indenture with respect to such series of Notes or the applicable series of Notes shall be promptly paid in full or performed, all in accordance with the terms of this Supplemental Indenture and thereof and (b) in case of any extension of time of payment or renewal of any Notes of any series or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders of the applicable series of Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under the Indenture or the applicable series of Notes shall constitute an event of default under the Guarantee, and shall entitle the Holders of any affected series of Notes or the Trustee to accelerate the obligations of the Guarantors of such series of Notes hereunder in the same manner and to the same extent as the obligations of the Company.

Each Guarantor, by execution of the Guarantee, waives the benefit of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that such Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and such Guarantee. The Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Company or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such Holder of the applicable series of Notes, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of the applicable series of Notes and the Trustee, on the other hand, (a) subject to this Article Fourteen, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of this Supplemental Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (b) in the event of any acceleration of such obligations as provided in Article Six of this Supplemental Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of such Guarantee.

The Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the applicable series of Notes are pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the applicable series of Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the applicable series of Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

No shareholder, officer, director, employee or incorporator, past, present or future, or any Guarantor, as such, shall have any personal liability under this Guarantee by reason of his, her or its status as such shareholder, officer, director, employee or incorporator.

SECTION 1402.    Execution and Delivery of Guarantee.

To further evidence the Guarantee set forth in Section 1401 of this Supplemental Indenture, each Guarantor hereby agrees that a notation of such Guarantee, substantially in the form included in Exhibit A to this Supplemental Indenture, shall be endorsed on each Note authenticated and delivered by the Trustee after this Article Fourteen with respect to such Guarantor becomes effective in accordance with Section 1404 of this Supplemental Indenture and such Guarantee shall be executed by either manual or facsimile signature of an officer of each Guarantor. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Guarantee set forth in Section 1401 of this Supplemental Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an officer of a Guarantor whose signature is on the Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

SECTION 1403.    Limitation of Guarantee.

The obligations of each Guarantor are limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor, determined in accordance with GAAP.

SECTION 1404.    Waiver of Subrogation.

Each Guarantor, by execution of its Guarantee, waives to the extent permitted by law any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under such Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of the applicable series of notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the applicable series of Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the applicable series of Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor, by execution of its Guarantee, shall acknowledge that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 1404 is knowingly made in contemplation of such benefits.

SECTION 1405.    Release of Guarantee.

Any Guarantee executed pursuant to clause (1) of paragraph (a) of Section 1113 of this Supplemental Indenture (including, without limitation, any Guarantee of the Notes issued as of the Issue Date), shall be automatically and unconditionally released upon the release of the guarantee that resulted in such clause (1) of paragraph (a) of Section 1113 of this Supplemental Indenture becoming applicable (other than by reason of payment under such guarantee) so long as such Restricted Subsidiary is not at such time guaranteeing any other Capital Markets Debt of the Company and no Default or Event of Default is then continuing. In addition, any Guarantee executed pursuant either to clause (1) or clause (2) of paragraph (a) of Section 1113 of this Supplemental Indenture shall provide by its terms that such Guarantee shall be automatically and unconditionally released upon: (i) the designation of the Restricted Subsidiary that gave such Guarantee as an Unrestricted Subsidiary in compliance with the provisions of the Indenture or (ii) any transaction, including without limitation, any sale, exchange or transfer, to any Person not an Affiliate of the Company, of the Company’s Capital Stock in, or all or substantially all the property of, such Restricted Subsidiary, which transaction is in compliance with the terms of the

Indenture, and which results in the Restricted Subsidiary that gave such Guarantee ceasing to be a Subsidiary of the Company and, in the case of either clause (i) or clause (ii), such Restricted Subsidiary is released from all guarantees, if any, by it of other Capital Markets Debt of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and attested, all as of the day and year first above written.

XEROX CORPORATION

Attest:	By:

Name:	Name:
Title:	Title:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

By:

Guarantors:

XEROX INTERNATIONAL JOINT MARKETING, INC.:

By:

Name:
Title:

INTELLIGENT ELECTRONICS, INC.:

By:

Name:
Title:

B-1

EXHIBIT A

[FORM OF NOTE GUARANTEE]

Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the Second Supplemental Indenture dated as of [            ], by and between Xerox Corporation, as issuer, the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee, to the Indenture, dated as of June 25, 2003 between the Company and the Trustee (the “Base Indenture” and as supplemented by the Supplemental Indenture, the “Indenture”), and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the applicable series of Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders of the applicable series of Notes or the Trustee, all in accordance with the terms set forth in Article Fourteen of the Supplemental Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Guarantors to the Holders of the applicable series of and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Fourteen of the Supplemental Indenture and reference is hereby made to the Supplemental Indenture for the precise terms and limitations of this Guarantee.

This Guarantee is subject to automatic and unconditional release as set forth in Section 1405 of the Supplemental Indenture.

[Signatures on Following Pages]

A-1

IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be signed by a duly authorized officer.

The Guarantors:

[GUARANTORS]

A-2